Exhibit 10.4

Final Form

VOTING AGREEMENT

THIS VOTING AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Agreement”), dated as of [__], 2022 (the “Effective Date”), is made by and among (i) Empatan Public Limited Company, a public limited company incorporated in Ireland with registered number 722009 (the “Company”); (ii) Ophir Sternberg; (iii) Faquiry Diaz Cala; [(iv) [ ] (together with Mr. Sternberg and Mr. Diaz Cala, the “Lionheart Holders”)]1; [(v)] Haggai Alon; [and (vi) [    ] (together with Mr. Alon the “SMX Holders” and collectively with the Lionheart Holders, the “Shareholders”)]2. Each of the Company and the Shareholders may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of [__] (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA), by and among Lionheart III Corp, a Delaware corporation (“SPAC”), Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 listed on the Australian Stock Exchange (“SMX”), the Company and Aryeh Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”);

WHEREAS, upon the terms and subject to the conditions set forth in the certain Scheme Implementation Deed, dated as of [__] (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “SID”), by and among SPAC, SMX and the Company, the Company will acquire SMX by means of the implementation of a scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) (the “SMX Scheme Acquisition”);

WHEREAS, following the implementation of the SMX Scheme Acquisition, SMX will be delisted from the Australian Stock Exchange;

WHEREAS, upon the terms and subject to the conditions set forth in the BCA and in accordance with the General Corporation Law of the State of Delaware, the Irish Companies Act 2014, and the Corporations Act, SPAC will enter into a business combination transaction pursuant to which Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company; and

WHEREAS, in connection with the SMX Scheme Acquisition and Merger, the Parties desire to set forth certain rights to, among other things, designate the election of certain members of the board of the directors the Company (the “Board”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

[1]	Note to Draft: Lionheart Holders to consist of Ophir Sternberg, Faquiry Diaz Cala and any entity executing this agreement under each person’s control.
[2]	Note to Draft: SMX Holders to consist of Haggai Alon and any entity executing this agreement under his control.

ARTICLE I

GOVERNANCE

Section 1.1 Board of Directors.

(a) Composition of the Board. From and after the Closing until the later of (i) three years following the Closing or (ii) the election of the Class III Directors nominated pursuant to the terms of this Agreement at the first annual meeting of the shareholders of the Company to elect such Class III Directors (the “Term”), each of the Company and the Shareholders, severally and not jointly, agrees to take all such action within its power as may be necessary or appropriate (including (i) the Company nominating or appointing certain Persons and (ii) the Shareholders voting or providing a written consent or proxy, if applicable, in each case with respect to ordinary shares of the Company (the “Shares”)) such that the Board shall consist of seven (7) members who will be designated as follows:

(i) three (3) members of the Board (including the chairperson) shall initially be designated by the Lionheart Holders, (y) one (1) of whom shall initially be Ophir Sternberg, and (z) two (2) of whom shall initially be “independent directors” under The Nasdaq Capital Market Listing Rules and regulations (or the rules and regulations of such other principal national securities exchange on which the Shares are then listed for trading), subject, in the case of each individual other than Mr. Sternberg, to the initial selection of each such other individual being subject to the consent of the SMX Holders (such consent not to be unreasonably withheld, conditioned or delayed), and during the Term, the Lionheart Holders shall have the right to designate the number of members of the Board as shown below:

Shares Beneficially Owned by the Lionheart Holders (and Permitted Transferees) as a Percentage of the Shares Beneficially Owned by the Lionheart Holders as of the Closing Date	Number of Directors
75% or greater	3
50% or greater, but less than 75%	2
25% or greater, but less than 50%	1
Less than 25%	0

(ii) four (4) members of the Board shall initially be designated by the SMX Holders, (y) two (2) of whom shall initially be Haggai Alon and Zeren Browne, and (z) two (2) of whom shall initially be Khoo Boon Hui and Ed Hofland, each of whom is an “independent director” under The Nasdaq Capital Market Listing Rules and regulations (or the rules and regulations of such other principal national securities exchange on which the Shares are then listed for trading), subject, in the case of each individual other than Mr. Alon, to the initial selection of each such other individual being subject to the consent of the Lionheart Holders (such consent not to be unreasonably withheld, conditioned or delayed), and during the Term, the SMX Holders shall have the right to designate the number of members of the Board as shown below:

Shares Beneficially Owned by the SMX Holders (and Permitted Transferees) as a Percentage of the Shares Beneficially Owned by the SMX Holders as of the Closing Date	Number of Directors
75% or greater	4
50% or greater, but less than 75%	3
25% or greater, but less than 50%	2
10% or greater, but less than 25%	1
Less than 10%	0

If, during the Term, either the Lionheart Holders or the SMX Holders, as applicable, loses a right to designate one or more members of the Board in accordance with Section 1.1(a)(i) or 1.1(a)(ii), as applicable, the Lionheart Holders or SMX Holders, as applicable, shall notify the other within five (5) days indicating which board seat (identifying the currently appointed director occupying the board seat, if applicable) and which class with respect to which the Lionheart Holders or SMX Holders, as applicable, wishes to relinquish the right to designate (and the associated right to remove in accordance with Section 1.1(d)).

For purposes of this Agreement, the term “beneficial ownership” and derivations thereof shall have the meaning ascribed thereto in Rule 13d-3 promulgated under the Exchange Act, provided that in calculating the number of Shares beneficially owned by Mr. Sternberg as of the Closing Date and thereafter, with respect to Shares held by Lionheart Equities, LLC, each of Mr. Sternberg and Mr. Diaz Cala shall only be deemed to beneficially own such Shares to the extent of his underlying pecuniary interest therein.

(b) Classes of Directors. During the Term, each of the Company and the Shareholders, severally and not jointly, agrees to take all such action within its power as may be necessary or appropriate (including (i) the Company nominating or appointing certain Persons and (ii) the Shareholders voting or providing a written consent or proxy, if applicable, in each case with respect to the Shares) such that the directors nominated pursuant to the foregoing be divided into three classes of directors, with each class serving for staggered three year terms as follows:

(i) a first class of directors (the “Class I Directors”), consisting of two directors (one of whom shall be a SMX Holder designee and one of whom shall be a Lionheart Holder designee, in each case for so long as the SMX Holders and Lionheart Holders, as applicable, are entitled to designate such directors), initially serving a term effective from the Closing until the first annual meeting of the shareholders of the Company held after the Closing (but any subsequently elected Class I Directors serving a three (3)-year term);

(ii) a second class of directors (the “Class II Directors”), consisting of three directors (two of whom shall be SMX Holder designees and one of whom shall be a Lionheart Holders designee, in each case, for so long as the SMX Holders and Lionheart Holders, as applicable, are entitled to designate such directors)3 effective from the Closing until the second annual meeting of shareholders of the Company held following the Closing (but any subsequently elected Class II Directors serving a three (3)-year term); and

(iii) a third class of directors (the “Class III Directors”), consisting of two directors, initially serving a term effective from the Closing until the third annual meeting of shareholders of the Company held following the Closing (and any subsequently elected Class III Directors serving a three (3)-year term), with Ophir Sternberg and Haggai Alon to serve as the initial Class III Directors.

(c) Board Observer. During the Term, so long as the Lionheart Holders and SMX Holders, as applicable, are entitled to appoint at least one director to the Board, the Lionheart Holders and the SMX Holders shall each be permitted to designate one (1) individual, subject to the consent of the non-designated Party (such consent not to be unreasonably withheld, conditioned or delayed), to serve as an observer to the Board and its committees; provided that, with respect to the Lionheart Holders, at any time that Ophir Sternberg serves as a director, the Lionheart Holders shall be permitted to exercise the foregoing designation right notwithstanding the expiration of the Term. The Company shall give such observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such observer shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

(d) Removal; Vacancies. The Lionheart Holders or the SMX Holders, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and the Company shall take all such action within its power as may be necessary or appropriate to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and the Company shall take all such action within its power as may be necessary or appropriate to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary in this Section 1.1(d), no Party shall have the right to designate a replacement director, and the Company shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

[3]	Note to Draft: To include Allison Greenfield.

(d) Indemnification. The Company shall provide each director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to all other directors of the Company, and the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, the Parent Amended and Restated Memorandum and Articles of Association and any indemnification agreements with directors (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(e) Review of Nominees. Any nominee as a director (or alternate thereof) shall be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may reasonably object to any such nominee within fifteen (15) days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations; or (6) such nominee, if elected to Board, would cause the Company to no longer qualify for foreign private issuer status pursuant to Rule 3b-4 of the Exchange Act. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (6) and reasonably objects to such nominated director, the applicable designating party shall be entitled to propose a different nominee to the Board within thirty (30) days of the Company’s notice to such designating party of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 1.1(f).

(f) Non-Contravention. Each of the Parties also agrees not to take any actions that would contravene or adversely affect the provisions of this Agreement and the intention of the Parties with respect to the composition of the Board as herein stated.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Entire Agreement; Amendments; No Waiver.

(a) This Agreement, the BCA, the SID and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b) No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) the Company, (ii) the Lionheart Holders and (iii) the SMX Holders; provided, that any such amendment or modification that adversely and disproportionately affects any Shareholder or Shareholders, as compared to any other Shareholder or Shareholders, shall require the prior written consent of such Shareholders so adversely and disproportionately affected.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 2.2 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 2.3 Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 2.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (receipt confirmed by a non-automated response) or by registered or certified mail or overnight carrier (postage prepaid, return receipt requested). Unless another address is specified in writing pursuant to the provisions of this Section 2.4, notices, demands and other communications shall be sent to the addresses indicated below if to the Company to:

c/- K&L Gates LLP

Level 25, 525 Collins Street

Melbourne, Victoria 3000

Attention: Haggai Alon, CEO

Email: info@securitymattersltd.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert S. Matlin and Jonathan M. Barron Email: robert.matlin@klgates.com and jonathan.barron@klgates.com	K&L Gates LLP L25, 525 Collins Street Melbourne, Victoria 3000 Attention: Harry Kingsley Email: harry.kingsley@klgates.com if to the Lionheart Holders, to:

4218 NE 2nd Avenue

Miami, Florida 33137

Attn: General Counsel

Email: notices@lheartcapital.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 2525 East Camelback Road Esplanade II Suite 1000 Phoenix, AZ 85016 Attention: Steven D. Pidgeon, Esq. Email: steven.pidgeon@us.dlapiper.com	DLA Piper LLP (US) 200 South Biscayne Boulevard Suite 2500 Miami, FL 33131 Attention: Joshua M. Samek, Esq. Email: Joshua.Samek@us.dlapiper.com if to the Shareholders, to the address set forth on the signature page hereto.

Section 2.5 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH

PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 2.4 of this Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 2.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any of the courts referred to in this Section 2.5 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 2.6 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 2.7 Subsequent Acquisition of Shares. Any Shares acquired subsequent to the Effective Date by a Party shall be subject to the terms and conditions of this Agreement. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to the Shares held by the Holders shall become “Shares” for purposes of voting or providing a written consent or proxy, if applicable, pursuant to Section 1.1.

Section 2.8 Not a Group; Independent Nature of the Holders’ Obligations and Rights. The Shareholders and each assignee thereof who becomes a Party to this Agreement (each, a “Holder”) agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s Shares owned by the other Holders. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in the Company and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Shares or enforcing its rights under this Agreement. Each Holder confirms that each Holder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 2.9 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Agreement, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of the SMX Holders and the Lionheart Holders; provided, however, that each Party hereto may assign its rights and obligations under this Agreement in connection with the permitted transfer of its Shares by having the transferee of such Shares execute a joinder to this Agreement agreeing to be bound by the terms hereof. Any such assignee may not again assign those rights, other than in accordance with this Article II. Any attempted assignment of rights or obligations in violation of this Article II shall be null and void.

(b) All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives.

(c) Except for sales of Shares, including block trades, into the principal national securities exchange or, if none, over the counter market on which the Shares are then traded (each, a “Permitted Sales”), each Holder shall not transfer, and the Company shall not permit the transfer, of any Holder’s Shares or any voting rights therein, unless and until the person to whom such Shares or any voting rights therein are to be transferred shall have executed a joinder to this Agreement agreeing to be bound by the terms hereof and any attempted transfer that does not comply with the provisions of this sentence shall be null and void. The provisions of this Agreement shall be binding upon the successors in interest of any Holder with respect to any of such Holder’s Shares or any voting rights therein, unless the Shares are sold pursuant to a Permitted Sale.

(d) This Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Party, following the Closing Date, ceases to beneficially own any Shares, provided that such shares have been transferred in a manner permitted by this Agreement. Notwithstanding anything herein to the contrary, in the event the BCA terminates in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

(e) Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereto.

Section 2.10 Power of Attorney. During the Term, in the event a Holder does not (i) attend in person a meeting of the shareholders of the Company at which directors shall be elected to the Board or timely submit a proxy card for such meeting and (ii) in each case vote such Holder’s Shares in favor of the election of all of directors as required by this Agreement, the Holder hereby appoints the chairperson of the Board as its true and lawful attorney and proxy with full power of substitution for and its name to act on behalf of the Holder, for the limited purpose of voting in favor of the election of the directors as required by this Agreement. The Holder understands and agrees that this limited proxy is irrevocable and coupled with an interest and, except as otherwise provided herein, shall terminate upon the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

EMPATAN PUBLIC LIMITED COMPANY

By:
Name:
Title:

SHAREHOLDERS:

[ ]

By:
Name:
Title:

Address for Notice: